EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PETCO ANIMAL SUPPLIES, INC.,

ROVER HOLDINGS CORP.

and

ROVER ACQUISITION CORP.

Dated as of

July 13, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 13, 2006 (this “Agreement”), is made by and among PETCO Animal Supplies, Inc., a Delaware corporation (the “Company”), Rover Holdings Corp., a Delaware corporation (“Parent”), and Rover Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, a committee (the “Independent Committee”) of the Board of Directors of the Company formed for the purpose of evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, the Merger (defined below) and this Agreement has determined, and the Board of Directors of the Company has determined, that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and each of the Independent Committee and the Board of Directors of the Company has approved and adopted this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and recommended its approval and adoption by the stockholders of the Company;

WHEREAS, the Board of Directors of Merger Sub has unanimously approved and adopted this Agreement;

WHEREAS, the Board of Directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case, has approved the Merger and the other transactions contemplated hereby; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“2011 Notes” shall have the meaning set forth in Section 8.6(a).

“Affiliate” of a Person shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Balance Sheet” shall mean the consolidated balance sheet of the Company as of January 28, 2006 (and the notes thereto) set forth in the Company’s annual report on Form 10–K for the fiscal year ended January 28, 2006.

“Balance Sheet Date” shall mean January 28, 2006.

“Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday in the State of New York.

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Closing” shall have the meaning set forth in Section 2.1(b).

“Closing Date” shall have the meaning set forth in Section 2.1(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the capital stock of the Company designated as common stock, $0.001 par value per share.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Option” shall mean each option to purchase Common Stock granted pursuant to a Company Option Plan that is outstanding and unexercised immediately prior to or as of the Effective Time.

“Company Option Plans” shall mean the Company’s 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees, as amended and restated as of October 2, 2000, and the Company’s 2002 Incentive Award Plan.

“Company Proxy Statement” shall have the meaning set forth in Section 4.4(b).

“Company Representatives” shall have the meaning set forth in Section 6.4(a).

“Company Restricted Stock Units” shall have the meaning set forth in Section 2.6(a).

“Company SEC Reports” shall have the meaning set forth in Section 4.6(a).

“Company Securities” shall have the meaning set forth in Section 4.5(b).

“Company Stockholders Meeting” shall have the meaning set forth in Section 6.2.

“Confidentiality Agreement” shall mean, collectively, the Confidentiality Agreement, dated as of May 22, 2006, by and between the Company and Leonard Green & Partners, L.P. (“LGP”), and the Confidentiality Agreement, dated as of May 22, 2006, by and among the Company and TPG Partners IV, L.P. and certain of its Affiliates.

“Consent Solicitation” shall have the meaning set forth in Section 8.6(a).

“Contracts” shall mean contracts, undertakings, commitments, agreements or obligations.

“Current Company SEC Reports” shall mean, collectively, the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006, the Company’s definitive proxy statement for the 2006 annual meeting of the Company’s stockholders and the Company’s quarterly report on Form 10-Q for the fiscal quarter ended April 29, 2006.

“Debt Offer” shall have the meaning set forth in Section 8.6(a).

“DGCL” shall have the meaning set forth in the recitals to this Agreement.

“Disbursing Agent” shall have the meaning set forth in Section 2.3(a).

“Disclosure Letter” shall have the meaning set forth in the preamble to Article IV.

“Dissenting Shares” shall have the meaning set forth in Section 2.5.

“Distribution Center Lease” means each lease currently in effect (as the same has been amended or supplemented to date), under which the Company or any of its Subsidiaries is a tenant or subtenant, for real property (and/or improvements thereon) at which a distribution center of the Company or any of its Subsidiaries is located.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“Environmental Claims” shall have the meaning set forth in Section 4.15(b).

“Environmental Laws” shall have the meaning set forth in Section 4.15(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.11(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” shall have the meaning set forth in Section 6.4(b).

“Exclusivity Period Start Date” shall have the meaning set forth in Section 6.4(a).

“Expenses” shall have the meaning set forth in Section 10.2(b).

“Financial Statements” shall have the meaning set forth in Section 4.6(a).

“Financing” shall have the meaning set forth in Section 5.7.

“Financing Letters” shall have the meaning set forth in Section 5.7.

“GAAP” shall mean generally accepted accounting principles, as in effect in the United States, from time to time.

“GEI” shall mean Green Equity Investors IV, L.P., a Delaware limited partnership.

“Governmental Authority” shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, tribal, provincial, state, regional, local or municipal.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indenture” shall have the meaning set forth in Section 8.6(a).

“Independent Committee” shall have the meaning set forth in the recitals to this Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, agreements, settlements, governmental guidelines or interpretations, permits, rules and bylaws, in each case, of a Governmental Authority and to the extent applicable.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Material Adverse Effect” shall mean any event, circumstance, change, condition, development or occurrence either individually or in the aggregate with all other events, circumstances, changes, conditions, developments or occurrences, resulting in a material adverse effect on the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole, other than any event, circumstance, change, condition, development or occurrence resulting from (1) changes in general economic conditions, whether locally, nationally or internationally, (2) changes in securities markets generally; (3) changes in the pet specialty or animal supplies industries or the retail industry generally; (4) any act of civil unrest, war or terrorism; (5) any change in Law or GAAP or interpretations thereof; (6) any changes or events resulting from the execution or announcement of this Agreement or the announcement of the Merger or any of the other transactions contemplated hereby (including any loss of employees, suppliers, Contracts or customers of the Company or any of its Subsidiaries to the extent due to the announcement of this Agreement or the transactions contemplated hereby), (7) changes in the market price or trading volume of the Company’s Common Stock, (8) changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Company or its Subsidiaries (including, in and of itself, any failure to meet analyst projections), (9) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target publicly announced prior to the date hereof, as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target publicly announced prior to the date hereof, or (10) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, unless, in the case of the foregoing clauses (1), (2), (3) and (4), such changes referred to therein have a materially disproportionate effect on the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries, taken as a whole, relative to other participants in the pet specialty or animal supplies industries.

“Materials of Environmental Concern” shall have the meaning set forth in Section 4.15(a).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.2(a).

“Merger Shares” shall have the meaning set forth in Section 2.2(a).

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

“Merger Sub Common Shares” shall mean the shares of common stock, $0.01 par value per share, of Merger Sub.

“Merger Sub Termination Fee” shall have the meaning set forth in Section 10.2(c).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.4(c).

“Offer Documents” shall have the meaning set forth in Section 8.6(c).

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Permits” shall mean any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority affecting, or relating in any way to, the assets or business of the Company.

“Permitted Investments” shall have the meaning set forth in Section 2.3(a).

“Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Plan” shall have the meaning set forth in Section 4.11(a).

“Proceeding” shall have the meaning set forth in Section 4.9.

“Schedule 13E-3” shall have the meaning set forth in Section 4.4(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” shall mean the shares of Common Stock.

“SPD” shall have the meaning set forth in Section 4.11(b).

“Subsidiary” of a Person shall mean any corporation, partnership, limited liability company or other legal entity, with respect to which such Person, directly or indirectly, owns securities or other ownership interests having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Superior Proposal” shall have the meaning set forth in Section 6.4(d).

“Surviving Corporation” shall have the meaning set forth in Section 2.1(a).

“Tax” or “Taxes” shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

“Tax Return” shall mean any return, declaration, report, claim or application for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Terminal Date” shall have the meaning set forth in Section 10.1(b).

“Termination Fee” shall have the meaning set forth in Section 10.2(a).

“Third Party” shall have the meaning set forth in Section 6.4(d).

“Third Party Acquisition” shall have the meaning set forth in Section 6.4(d).

“TPG” shall have the meaning set forth in Section 5.7.

“UBS” shall have the meaning set forth in Section 4.14.

“USRPHC” shall have the meaning set forth in Section 4.10(h).

“WARN Act” shall have the meaning set forth in Section 4.12(b).

Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” even if not followed actually by such phrase unless the context expressly provides otherwise. All references herein to Articles, Sections, paragraphs and Exhibits shall be deemed references to Articles, Sections or paragraphs of or Exhibits to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in this Agreement shall have the same meanings when used in any Exhibit and terms defined in any Exhibit shall have the same meanings when used in this Agreement or in any other Exhibit or in the Disclosure Letter. The words “herein,” “hereof,” “hereto” and “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger; Closing; Effective Time.

(a) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and upon the terms and subject to the conditions hereof. Upon consummation of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

(b) Subject to the provisions of Article IX, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, as soon as reasonably practicable after the satisfaction or waiver of the conditions set forth in Article IX. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

(c) The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the foregoing and subject thereto, at the Effective

Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.2 Conversion of Shares.

(a) At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i) each Share issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.2(a)(ii) and any Dissenting Shares), including all vested or unvested restricted Shares, shall be converted automatically into the right to receive an amount equal to $29.00 in cash, without interest (the “Merger Consideration”), payable to the holder thereof (assuming vesting in full, for this purpose, as applicable) upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.3 (the Shares so converted are hereinafter referred to as the “Merger Shares”); and, as of the Effective Time, all Merger Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Merger Shares shall cease to have any rights with respect thereto, except for the right to receive upon surrender of the certificate that formerly representing such Merger Shares, the Merger Consideration;

(ii) each Share held in the treasury of the Company and each Share owned by any of the Company’s Subsidiaries or by Parent or Merger Sub, if any, immediately prior to the Effective Time shall be canceled without any conversion thereof and shall cease to have any rights with respect thereto, and no payment or distribution shall be made with respect thereto; and

(iii) each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of the Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this Section 2.2(b).

Section 2.3 Payment of Cash for Merger Shares.

(a) Immediately prior to the Closing, Parent shall irrevocably deposit or cause to be deposited with a bank or trust company reasonably satisfactory to the Company, that is organized and doing business under the Laws of the United States or any state thereof and has a combined capital and surplus of at least $500,000,000 (the “Disbursing Agent”), as agent for the holders of Merger Shares, cash in the aggregate amount required to pay the Merger Consideration in respect of the Merger Shares outstanding immediately prior to the Effective Time plus cash to pay for Company Restricted Stock Units and Company Options pursuant to Section 2.6. Pending distribution pursuant to Section 2.3(b) or Section 2.6(a) of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares, Company Restricted Stock Units and Company Options and such cash shall not be used for any other purposes; provided, however, that Parent may direct the Disbursing Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or in certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $500,000,000 (collectively “Permitted Investments”) or in money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to Section 2.3(b) or Section 2.6(a). Each holder of a certificate or certificates representing Merger Shares canceled and extinguished at the Effective Time pursuant to Section 2.2(a)(i) may thereafter in accordance with the provisions of Section 2.3(b), surrender such certificate or certificates to the Disbursing Agent, as agent for such holder of Merger Shares, to effect the exchange of such certificate or certificates on such holder’s behalf for a period ending twelve (12) months after the Effective Time.

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each holder of record of Merger Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing Merger Shares shall pass, only upon delivery of such certificates to the Disbursing Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as the Surviving Corporation may specify) and (ii) instructions for use in effecting the surrender of certificates representing Merger Shares in exchange for payment of the Merger Consideration. Upon surrender of a certificate or certificates representing Merger Shares for cancellation to the Disbursing Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed and completed, the holder of such certificate or certificates shall be entitled to receive in exchange therefor (and Parent shall cause the Disbursing Agent to pay) the Merger Consideration for each Merger Share formerly represented by such certificate or certificates, and the certificate or certificates so surrendered shall forthwith be canceled, less any amounts required to be withheld by applicable Law. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash or other consideration or payment of any kind shall be paid to the holder of such outstanding certificate in respect thereof.

(c) If payment is to be made to a Person other than the registered holder of the Merger Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the satisfaction of the Disbursing Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for Merger Shares remains unclaimed twelve (12) months after the Effective Time, such cash, together with all interest and earnings thereon shall be returned to the Surviving Corporation, upon demand, and any such holder who has not surrendered its certificate or certificates representing Merger Shares for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Merger Shares for any amount paid to a public official pursuant to applicable unclaimed property Laws. Any amounts remaining unclaimed by holders of Merger Shares six (6) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration, together with all interest and earnings thereon made available to the Disbursing Agent pursuant to Section 2.5 to pay for Merger Shares for which dissenter’s rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(g) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Merger Shares.

(h) In the event that any certificate representing Merger Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate representing Merger Shares to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate representing Merger Shares, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed certificate representing Merger Shares the Merger Consideration, and unpaid dividends and distributions on Merger Shares deliverable in respect thereof pursuant to this Agreement and the Merger.

Section 2.4 Exchange of Stock Certificates. Immediately after the Effective Time, the Surviving Corporation shall deliver to the record holder of the certificates that, immediately prior to the Effective Time, represented all the outstanding Merger Sub Common Shares that were converted into the right to receive shares of common stock of the Surviving Corporation in accordance with Section 2.2(a)(iii), in exchange for such certificates, duly endorsed in blank, share certificates, registered in the name of such record holder, representing the number of shares of common stock of the Surviving Corporation to which such record holder is so entitled by virtue of Section 2.2(a)(iii). Such certificate shall bear a legend restricting the transferability of such shares to the extent necessary to ensure that such shares will not be offered or sold in contravention of any Federal or state securities Laws.

Section 2.5 Dissenting Shares. Notwithstanding Section 2.2, any Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted such Shares in favor of the Merger and who has delivered a written demand for relief as a dissenting stockholder in the manner provided by the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting stockholder (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration. The holder of such Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that if any such holder of Dissenting Shares (i) shall have failed to establish its entitlement to relief as a dissenting stockholder as provided in Section 262 of the DGCL, (ii) shall have effectively withdrawn its demand for relief as a dissenting stockholder with respect to such Shares or lost its right to relief as a dissenting stockholder and payment for its Shares under Section 262 of the DGCL, or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such Shares and each such Share shall be converted into the right to receive the Merger Consideration without interest thereon, from the Surviving Corporation as provided in Section 2.2. The Company shall give Parent prompt written notice of any demands received by the Company for relief as a dissenting stockholder and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.6 Company Options and Company Restricted Stock Units.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent,

Merger Sub, the Company or any holder of any Shares or any Company Options, each Company Option shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the excess (if any) of (A) the product of (i) the number of Shares subject to such Company Option (assuming full vesting of such Company Option) and (ii) the Merger Consideration over (B) the aggregate exercise price of such Company Option, without interest and less any amounts required to be deducted and withheld under any applicable Law. Each vested and unvested restricted stock unit outstanding immediately prior to the Effective Time (collectively, the “Company Restricted Stock Units”) shall, by virtue of this Agreement and without further action of the Company, Parent, Merger Sub or the holder of such Company Restricted Stock Units, vest and become free of all restrictions immediately prior to the Effective Time and shall be canceled, retired and shall cease to exist and shall be converted into the right to receive, in respect of each underlying share of Common Stock, the Merger Consideration. All payments with respect to canceled Company Options and Company Restricted Stock Units shall be made by the Disbursing Agent (and Parent shall cause the Disbursing Agent to make such payments) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of Parent to pay such amounts in accordance with Section 2.3(a). All unexercised Company Options as of the Effective Time that have a per share exercise price equal to or exceeding the Merger Consideration shall be immediately canceled and forfeited without any liability on the part of the Surviving Corporation.

(b) All Company Option Plans shall terminate as of the Effective Time and the provisions in any Company Option Plan or any other plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall take such action to ensure that following the Effective Time no holder of a Company Option or any participant in any Company Option Plan or any other plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any interest in respect of any capital stock of the Company or the Surviving Corporation.

(c) As soon as reasonably practicable after the Effective Time, Parent shall cause the Disbursing Agent to mail to each holder of a Company Option or Company Restricted Stock Unit a letter of transmittal and instructions for use in obtaining the value of the Company Option or Company Restricted Stock Unit as contemplated by Section 2.6(a).

(d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts to be paid hereunder in respect of Company Options and the Company Restricted Stock Units any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holders of the Company Options from whose payments in respect of Company Options and Company Restricted Stock Units the amounts were so deducted and withheld.

(e) Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read (except with respect to the name of the Company) the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

Section 3.2 Bylaws. At the Effective Time, the bylaws of the Company in effect at the Effective Time shall be amended to read the same as the bylaws of the Merger Sub in effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

Section 3.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Disclosure Letter”) (it being understood that any information set forth in a particular section or subsection of the Disclosure Letter shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent) or as may be disclosed in any of the Current Company SEC Reports:

Section 4.1 Corporate Existence and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 4.2 Corporate Authorization. The Company has the full corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the affirmative vote of a majority of the votes represented by the shares of Common Stock outstanding on the record date to be established for the Company Stockholders Meeting, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of the Company have been (i) duly and validly authorized and adopted by the Independent Committee and by the Company’s Board of Directors, and (ii) determined to be fair to, advisable and in the best interests of the stockholders of the Company (other than GEI) by the Independent Committee and the Company’s Board of Directors. The Independent Committee and the Board of Directors have each recommended that the stockholders of the Company adopt this Agreement and approve the Merger. No corporate proceedings on the part of the Company are necessary, as a matter of Law or otherwise, for the consummation of the transactions contemplated hereby, other than the approval of this Agreement by the Company’s stockholders at the Company Stockholders Meeting. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding agreement of the Company enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditor’s rights generally, (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the discretion of the Governmental Authority before which any enforcement proceeding therefor may be brought.

Section 4.3 Corporate Records. The Company has made available to Parent and Merger Sub a complete and correct copy of the certificate of incorporation and bylaws or similar organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Each of the certificates of incorporation and bylaws and organizational documents so delivered is in full force and effect. Neither the Company nor any Subsidiary is in violation of its respective organizational or governing documents. The corporate records and minute books of the Company and its Subsidiaries provided to Merger Sub reflect all material action taken and authorizations made at meetings of such entity’s board of directors or similar governing body or any committees thereof and at any stockholders’ meetings thereof.

Section 4.4 Consents and Approvals; No Violation. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company will not:

(a) conflict with or result in any breach of any provision of the Company’s certificate of incorporation or the bylaws;

(b) require any consent, approval, order, authorization or permit of, or registration, filing with or notification to, any Governmental Authority or any private third party except for (i) the filing of a pre-merger notification and report form by the Company under the HSR Act, (ii) the filing with the SEC of (A) a proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Company Proxy Statement”), (B) a Rule 13e-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”), and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) any registration, filing or notification required pursuant to state securities or Blue Sky laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger, or (v) any such consent, approval, order authorization, permit, registration, filing or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby;

(c) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than any such Lien as may be created or imposed in connection with the Financing or as otherwise may arise from any actions taken by Parent or Merger Sub), except for such Lien that (A) would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect or (B) would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or the Company’s ability to perform its obligations hereunder;

(d) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under (or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to, a loss of a material benefit or result in the creation or imposition of a lien under) any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or may be bound that is material to the Company and its Subsidiaries taken as a whole, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, losses or the imposition of Liens as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which (A) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (B) would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or the Company’s ability to perform its obligations hereunder; or

(e) violate the provisions of any Law applicable to the Company or any of its Subsidiaries, in such a manner as (A) would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (B) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or the Company’s ability to perform its obligations hereunder.

Section 4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of July 11, 2006, (i) 57,207,320 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of any preemptive (or similar) rights, and (ii) no shares of preferred stock were issued and outstanding. Section 4.5(a) of the Disclosure Letter contains a true, complete and correct list of all outstanding Company Options and all other options, warrants, rights or other securities (including the Company Restricted Stock Units) convertible into or exercisable for shares of capital stock of the Company, the holders of such options, warrants, rights and other securities and the exercise price with respect to such securities.

(b) Except as set forth in this Section 4.5 and except as may result from the exercise or vesting, prior to the consummation of the Merger, of Company Options or Company Restricted Stock Units outstanding on the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, (iii) options or other rights to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities of the Company, and (iv) no equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (b)(i), (ii), (iii) and (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries will be required to redeem, repurchase or otherwise acquire any shares of capital stock of the Company (other than pursuant to the Merger in accordance with the terms of this Agreement) or any of its Subsidiaries, as a result of the transactions contemplated by this Agreement.

(d) No agreement or other document grants or imposes on any Shares any right, preference, privilege or restriction with respect to the transactions contemplated hereby (including any rights of first refusal). All of the outstanding Shares are, and all Shares that may be issued upon the exercise of outstanding Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any of its Subsidiaries or any other Person.

(e) Exhibit 21.1 to the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006 sets forth each Subsidiary of the Company and the jurisdiction of organization of each such Subsidiary. All of the issued and outstanding shares of capital stock, voting securities or other equity interests of the Company’s Subsidiaries are owned beneficially and of record by the Company, free and clear of all liens, charges, pledges, encumbrances, equities, voting restrictions, claims and options of any nature, and all such shares or interests have been duly authorized, validly issued and are fully paid, nonassessable and free of any preemptive rights. The Company has not made, directly or indirectly, any material investment in, loan or advance to or purchase or guarantee of any obligations of, any Person other than obligations of its Subsidiaries.

Section 4.6 Company SEC Reports.

(a) The Company has filed with the SEC all forms, reports, schedules, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it since January 1, 2006 under the Securities Act or the Exchange Act (all such forms, reports, schedules, statements, certificates and other documents, collectively, the “Company SEC Reports”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC. As of their respective dates, the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) complied, in all material respects, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements (the “Financial Statements”) included or incorporated by reference in the Company SEC Reports (including any related notes and schedules) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods set forth therein and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal period-end adjustments that would not be material in amount or effect). As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the Company’s knowledge, none of the Company SEC Reports is subject of ongoing SEC review or outstanding SEC comment.

(b) The Company has made available or promptly will make available to Parent and Merger Sub a complete and correct copy of any amendments or modifications to any Company SEC Reports filed prior to the date hereof that are required to be filed with the SEC but have not yet been filed with the SEC.

(c) Since January 1, 2005, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the National Association of Securities Dealers, Inc.

(i) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

(ii) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, to the knowledge of the Company, the Company has not received any complaints since the Balance Sheet Date regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters.

(iii) As of the date hereof, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting.

Section 4.7 Provided Information. The information supplied or to be supplied by the Company, for inclusion in (a) the Schedule 13E-3, and (b) the Company Proxy Statement will not, in the case of the Schedule 13E-3, as of the date thereof and of each amendment or supplement thereto, and in the case of the Company Proxy Statement, either at the date mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Company Proxy Statement and the Schedule 13E-3, as to information supplied by the Company, will comply in all material respects with all applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective representatives that is contained or incorporated by reference in the Company Proxy Statement or the Schedule 13E-3.

Section 4.8 Absence of Certain Changes or Events.

(a) Except as expressly contemplated by this Agreement, since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business, and neither the Company nor any of its Subsidiaries has engaged in any transaction or series of related transactions material to the

Company or its Subsidiaries other than in the ordinary course of business. Since the Balance Sheet Date, there has not been any event, occurrence or development, alone or taken together with all other existing facts that, individually or in the aggregate, constitute a Material Adverse Effect.

(b) Without limiting the generality of the foregoing Section 4.8(a), since the Balance Sheet Date (except for transactions solely between the Company and any of its wholly owned Subsidiaries or among its wholly owned Subsidiaries), there has not been:

(i) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) or capital return in respect of any shares of the Company’s capital stock or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any shares of the Company’s capital stock or any repurchase, redemption or other purchase by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, or any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(ii) any (A) incurrence of, (B) guarantee with respect to, or (C) provision of credit support for, any indebtedness by the Company or any of its Subsidiaries other than pursuant to the Company’s existing credit facilities in the ordinary course of business, or any creation or assumption by the Company or any of its Subsidiaries of any material Lien on any material asset;

(iii) (A) any employment, deferred compensation, severance or similar agreement entered into or amended by the Company or any of its Subsidiaries and any employee, in each case other than sales commission agreements and product promotional agreements entered into in the ordinary course of business consistent with past practices, (B) any material increase in the compensation payable or to become payable by it to any of its directors or officers or generally applicable to all or any category of the Company’s or any of its Subsidiaries’ employees, (C) any material increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors or officers of the Company or any of its Subsidiaries or generally applicable to all or any category of the Company’s or any of its Subsidiaries’ employees or (D) any material severance pay arrangements made to, for or with such directors, officers or employees, other than, in the case of (B) and (C) above and only with respect to employees who are not officers or directors of the Company or any of its Subsidiaries, increases in the ordinary course of business consistent with past practices and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company or any of its Subsidiaries;

(iv) any material reduction in any cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, generally consistent with past practices;

(v) any action which, if it had been taken after the date hereof, would have required the consent of Parent under Section 6.1; or

(vi) any agreement to take or permit any actions specified in this Section 4.8(b), except for this Agreement.

Section 4.9 Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or their respective properties before any court or arbitrator or any Governmental Authority which, if determined adversely, would constitute a Material Adverse Effect (a “Proceeding”). Neither the Company, any of its Subsidiaries nor any officer, director or employee of the Company or any of its Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business or assets of the Company or any of its Subsidiaries nor, to the Company’s knowledge, is the Company, any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries under investigation by any Governmental Authority related to the conduct of the Company’s or any of its Subsidiaries’ business. There is not in existence any order, judgment or decree of any Governmental Authority that is specifically applicable to the Company or any of its Subsidiaries enjoining or requiring the Company or any of its Subsidiaries’ to take any action of any kind with respect to its business or assets.

Section 4.10 Taxes.

(a) Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, since January 1, 2005, the Company and each of its Subsidiaries:

(i) have timely paid or caused to be paid all material Taxes required to be paid by it;

(ii) have filed or caused to be filed in a timely and proper manner all material Tax Returns required to be filed by such entities with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are complete and correct in all material respects; and

(iii) have not requested or caused to be requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

(b) The Company has made available to Parent and Merger Sub complete and correct copies of all United States federal Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods ending on or after February 2, 2002.

(c) There are no pending Tax audits relating to the Company or any of its Subsidiaries and no waivers of statutes of limitations have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

(d) No Liens for Taxes have been filed against the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or payable for which adequate reserves have been provided for in the latest balance sheet of the Company.

(e) Since January 1, 2005, no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against the Company or any of its Subsidiaries.

(f) Since January 1, 2005, neither the Company nor any of its Subsidiaries has received notice from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(g) Neither the Company nor any of its Subsidiaries is (i) a party to any Tax sharing, Tax allocation or similar agreement, or (ii) bound by any closing agreement, offer in compromise or other agreement with any Governmental Authority.

(h) The Company is not currently a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897(c)(2) of the Code, and the Company will not have been a USRPHC at any time within the period beginning five (5) years prior to the Effective Time and ending as of the Effective Time.

Section 4.11 Employee Benefit Plans; ERISA.

(a) Section 4.11(a) of the Disclosure Letter contains a complete and correct list of each Plan as the date hereof. As used in this Agreement, “Plan” means any material employee benefit or compensation plan, agreement or other arrangement providing compensation or benefits that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former consultant, employee, officer or director of the Company, or any of its Subsidiaries or any ERISA Affiliate. None of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate except as required under Law.

(b) With respect to each of the Plans, the Company has heretofore delivered or made available to Parent and Merger Sub complete and correct copies of each of the following documents, as applicable:

(i) a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

(ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

(iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

(iv) a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other employee communications relating to each ERISA Plan, in each case, relating to any amendments, terminations, establishment, increases or decreases in benefits, or acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, any of its Subsidiaries or any ERISA Affiliate;

(v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

(vi) all Contracts relating to the Plans with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

(vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

(c) At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever, maintained, established, sponsored, participated in or contributed to any Plan that is subject to Title IV of ERISA. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever contributed to or be requested to contribute to any “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA.

(d) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor, to the knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(e) All contributions and premiums which the Company, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company or its Subsidiaries, and none of the Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement. No Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company, any of its Subsidiaries or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any ERISA Plan.

(f) Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

(g) Each of the Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS stating that it is so qualified, and, to the knowledge of the Company, there are not any circumstances likely to result in the revocation of such determination letter.

(h) Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has been established and maintained in all material respects with such requirements.

(i) No amounts payable under a Plan or any other Contract with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for Federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

(j) No Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or an ERISA Affiliate, (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof) or (v) post-termination rights under stock options or restricted stock units).

(k) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

(l) There are no pending or, to the Company’s knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

(m) Neither the Company, any of its Subsidiaries or any ERISA Affiliate has violated any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or the Health Insurance Portability Accountability Act of 1996, as amended, or any similar provision of state law applicable to their employees.

Section 4.12 Labor Matters.

(a) (i) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, since January 1, 2005, there has not been any such action; (ii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization; (iii) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization and, to the knowledge of the Company, there are no current union organizing activities among the employees of the Company or any of its Subsidiaries; (iv) the Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law; and (v) to the knowledge of the Company, no Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to the Company and its Subsidiaries and no such investigation is in progress.

(b) Since January 1, 2005, the Company and its Subsidiaries have not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (ii) a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries. Since January 1, 2005, neither the Company nor any of its Subsidiaries have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any Law similar to the WARN Act.

Section 4.13 Compliance with Laws; Permits. Neither the Company nor any of its Subsidiaries is in violation of, nor has the Company or any such Subsidiary violated and, to the knowledge of the Company, nothing is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable Law, except for any violation or possible violation that has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries hold all material Permits necessary for the lawful conduct of its business as it is now being conducted. This Section does not relate to matters with respect to Taxes or Environmental Laws which are exclusively the subject of Sections 4.10 and 4.15, respectively.

Section 4.14 Finders’ Fees. Except for UBS Securities LLC (“UBS”) whose fees will be paid by the Company, or pursuant to any arrangements made by Parent or Merger Sub or any of their respective Affiliates, there is no fee payable to any investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any of its Subsidiaries by the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.15 Environmental Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect:

(a) The Company and each of its Subsidiaries are in compliance with all Laws relating to pollution, protection or preservation of human health or the environment, including Laws relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials (“Materials of Environmental Concern”), or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon (collectively, “Environmental Laws”), and including compliance with any Permits or the terms and conditions thereof.

(b) Neither the Company nor any of its Subsidiaries has received any communication or notice, whether from a Governmental Authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by any of the Company or its Subsidiaries or for which any of them is responsible, and there is no pending or, to the knowledge of the Company, threatened claim, action, investigation or notice by any Person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or its Subsidiaries, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law (collectively, “Environmental Claims”).

(c) There are no past or present facts or circumstances that could reasonably be expected to form the basis of any Environmental Claim against the Company or its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or its Subsidiaries have retained or assumed either contractually or by operation of Law.

Section 4.16 Related Party Transactions. Except for any Contract constituting a Plan, no (a) beneficial owner of 5% or more of the Company’s outstanding capital stock, (b) officer or director of the Company or (c) any Person (other than the Company) in which any such beneficial owner, officer or director owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such Persons) has any interest in: (i) any Contract with, or relating to, the business or operations of, the Company or any of its Subsidiaries; (ii) any Contract for or relating to indebtedness of the Company or any of its Subsidiaries; or (iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of the Company or any of its Subsidiaries.

Section 4.17 Opinion of Financial Advisor. The Independent Committee has received the opinion of UBS, the Independent Committee financial advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the Company’s stockholders (other than GEI) is fair to such stockholders from a financial point of view.

Section 4.18 Distribution Center Leases. The Company has delivered or made available to Parent true, correct and complete copies of each Distribution Center Lease. The Company (either directly or through a Subsidiary of the Company) holds a valid and existing leasehold or subleasehold interest, as applicable, under each Distribution Center Lease. With respect to each such Distribution Center Lease: (i) it is in full force and effect and will remain so on the same terms and conditions following the Effective Date (unless it expires by its terms prior to such time); (ii) it represents the legal and valid obligation of the Company (or its applicable Subsidiary) and is enforceable against the Company (or its applicable Subsidiary) in accordance with its terms; (iii) to the knowledge of the Company, it represents the legal and valid obligation of any party thereto other than the Company (or its applicable Subsidiary) and is enforceable against such party in accordance with its terms; (iv) neither the Company (or its applicable Subsidiary) nor, to the knowledge of the Company, any other party thereto is in material breach or default thereunder and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default by the Company (or such Subsidiary) or permit termination, modification or the exercise of any similar remedy under such Distribution Center Lease by any other party thereto; (v) it has not been modified in any respect, except to the extent that such modifications are disclosed by the documents previously delivered or made available to Parent and Merger Sub; and (vi) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Distribution Center Lease; provided, however, that, with respect to (ii) and (iii), the enforcement of such Distribution Center Lease may be limited by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditor’s rights generally, (y) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (z) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the discretion of the Governmental Authority before which any enforcement proceeding therefor may be brought.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

Section 5.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the transactions contemplated hereby. Since their respective dates of incorporation, neither Parent or Merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement and the Merger or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 5.2 Corporate Authorization. No corporate proceedings on the part of Parent or Merger Sub are necessary, as a matter of Law or otherwise, for the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditor’s rights generally, (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the discretion of a Governmental Authority before which any enforcement proceeding therefor may be brought.

Section 5.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act; (c) compliance with the applicable requirements of the Exchange Act; (d) compliance with the applicable requirements of the Securities Act; (e) compliance with any applicable Federal, foreign or state securities or Blue Sky laws; and (f) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.4 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Parent or Merger Sub, (b) contravene, conflict with or constitute a violation of any provision of Law binding upon Parent or Merger Sub, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Sub or to a loss of any benefit to which Parent or Merger Sub is entitled under any Contract binding upon Parent or Merger Sub which would prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.5 Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub regarding Parent or Merger Sub for inclusion in the Company Proxy Statement or the Schedule 13E-3 will, at the date it is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its representatives that is contained or incorporated by reference in the Company Proxy Statement or the Schedule 13E-3.

Section 5.6 Finders’ Fees. Except for the parties providing the Financing, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Merger Sub who would be entitled to any fee or commission from Parent or Merger Sub or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.7 Financing. Parent has delivered to the Company; (i) the signed commitment letter of Credit Suisse and Credit Suisse Securities (USA) LLC and the joinder letter of Bank of America, N.A., Banc of America Securities LLC and Wells Fargo Bank, N.A., each dated as of the date hereof, pursuant to which such Persons have agreed, subject to the terms and conditions set forth therein, to provide up to an aggregate of $850,000,000 of debt financing to Merger Sub in connection with the transactions contemplated hereby and for working capital of the Company; (ii) the signed commitment letter of GS Mezzanine Partners 2006 Onshore Fund, L.P., dated as of the date hereof, pursuant to which such Person has agreed, subject to the terms and conditions set forth therein, to provide up to an aggregate of $500,000,000 of debt financing to Merger Sub in connection with the transactions contemplated hereby; (iii) the signed commitment letter of GEI, dated as of the date hereof, pursuant to which GEI has agreed, subject to the terms and conditions set forth therein, to make or cause to be made an equity investment in Parent of $350,000,000; and (iv) the signed commitment letter of TPG Partners V, L.P. (“TPG”), pursuant to which TPG has agreed, subject to the terms and conditions set forth therein, to make or cause to be made an equity investment in Parent of $415,000,000. The foregoing commitment letters, including all exhibits and schedules thereto, are referred to herein as the “Financing Letters”. The Financing Letters are in full force and effect and the parties thereto have not withdrawn or indicated an intent to withdraw the commitments made therein. The funds contemplated to be provided by the Financing Letters would be sufficient to enable Parent to make or cause to be made payments of the Merger Consideration as provided herein (including for the Company Options and the Company Restricted Stock Units as provided herein), all other necessary payments by it, Merger Sub or the Surviving Corporation in connection with the Merger (including the repayment of certain outstanding indebtedness of the Surviving Corporation) and all of the related fees and expenses (such amount of funds, the “Financing”). There are no conditions precedent or other contingencies to the funding of the Financing other than as set forth in the Financing Letters.

Section 5.8 Ownership of Common Shares. Except for Shares held of record by GEI or pursuant to this Agreement, neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Shares or any option, warrant or other right to acquire any Shares.

Section 5.9 Interest in Competitors. Neither Parent nor Merger Sub owns any interest(s), nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or Person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business.

Section 5.10 Solvency of the Surviving Corporation Following Merger. Immediately following the Effective Time and after giving effect to the Merger, the Surviving Corporation and each of its Subsidiaries will not: (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred debts beyond its ability to pay them as they become due.

Section 5.11 No Other Information. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement and specifically (but without limitation) that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent or Merger Sub (or any of their respective Affiliates or representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries.

Section 5.12 Management Agreements. Except as contemplated in this Agreement, there are no Contracts or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors of the Company, on the other hand.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1 Conduct of the Company. Except for matters set forth in Section 6.1 of the Disclosure Letter or as otherwise specifically provided in this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on its business in the ordinary and usual course of business and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material Federal, state and local Permits that are required for the Company or any of its Subsidiaries to carry on its business, (iii) keep available the services of its present employees and consultants (as a group) and (iv) preserve its present material relationships with its employees, consultants, customers, lenders, suppliers, licensors, licensees, landlords and others having significant business relationships with it. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.1 of the Disclosure Letter or as otherwise specifically provided in this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof to the Effective Time, the Company shall not, and shall not permit its Subsidiaries to (except for transactions solely between the Company and any of its wholly owned Subsidiaries or among its wholly owned Subsidiaries):

(a) propose or adopt any change in its certificate of incorporation or bylaws or comparable organizational documents;

(b) (i) merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) any corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material amount of assets (excluding sales of inventory or other assets or the closing of stores in the ordinary course of business) or securities (other than pursuant to the exercise of Company Options or the vesting of Company Restricted Stock Units outstanding as of the date hereof); (ii) waive, release, grant, or transfer any rights of value, other than in the ordinary course of business, that would be material to the Company and its Subsidiaries taken as a whole; (iii) modify or change in any respect or permit to lapse any Permit, other than in the ordinary course of business, that would be material to the Company and its Subsidiaries taken as a whole; (iv) incur, assume or prepay any indebtedness for borrowed money, other than in the ordinary course of business, that would be material to the Company and its Subsidiaries taken as a whole; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness of any other Person, other than in the ordinary course of business, that would be material to the Company and its Subsidiaries taken as a whole; (vi) other than in the ordinary course of business, mortgage, pledge or subject to any lien, charge or other encumbrance any of the Company’s or its Subsidiaries’ assets, properties or business, whether tangible or intangible, that would be material to the Company and its Subsidiaries taken as a whole; (vii) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business, that would be material to the Company and its Subsidiaries taken as a whole; (viii) authorize any capital expenditure or expenditures in excess of $25,000,000 in the aggregate above the capital expenditures set forth in the Company’s fiscal 2006 and 2007 budget forecasts; (ix) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; or (x) enter into, amend, modify or waive any Contract (including any lease), other than in the ordinary course of business, that would be material to the Company and its Subsidiaries taken as a whole;

(c) take any action that would result in any representation or warranty of the Company contained in this Agreement which is qualified as to materiality becoming untrue as of the Effective Time or any representation or warranty not so qualified becoming untrue in any material respect as of the Effective Time, provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only;

(d) split, combine or reclassify any shares of, or declare, or set aside or pay any dividend (including an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of (other than a dividend or distribution by a Subsidiary of the Company to its parent entity), Company Securities or any other securities of the Company or any of its Subsidiaries or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any other securities of the Company or any of its Subsidiaries;

(e) except as required by Law, adopt or amend any Plan or increase in any manner the compensation or fringe benefits of any director, officer or any class of employees or pay any benefit not required by any existing plan or arrangement; make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to a Plan or otherwise; or grant, issue, accelerate, pay, accrue or agree to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to any new or existing Plan; provided, however, that notwithstanding the foregoing, the Company shall be entitled to increase the compensation of employees and make minor modifications in personnel policies and procedures for non-officer employees, in each case in the ordinary course of business and consistent with past practices;

(f) pay, loan or advance any amount to or in respect of, or sell, transfer or lease any properties or assets (whether, real, personal or mixed, tangible or intangible) to, or enter into any Contract with or on behalf of, any officer, director, or employee of the Company, any of its Subsidiaries or any Affiliate of any of them, or any business or entity in which the Company, any Subsidiary or any Affiliate of any of them, or relative of any such Person, has any material, direct or indirect, interest, except for (i) directors’ fees, (ii) compensation to the officers and employees of the Company in the ordinary course of business and (iii) advancement or reimbursement of expenses in the ordinary course of business;

(g) except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notes or accounts receivable in any material manner;

(h) settle, pay, discharge or satisfy any material litigation, arbitrations, proceedings, claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the settlement, payment, discharge or satisfaction in the ordinary course of business, consistent with past practices;

(i) make any material Tax election or settle or compromise any material Tax liability;

(j) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP or Law after consulting with the Company’s independent public accountants;

(k) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any other securities of the Company or any of its Subsidiaries or equity equivalents, except upon the valid exercise of Company Options or the vesting of Company Restricted Stock Units in accordance with the terms thereof;

(l) without limiting the provisions of Section 6.4, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(m) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure or ownership of any Subsidiary of the Company (other than the Merger); or

(n) agree or commit to do any of the foregoing.

Section 6.2 Company Stockholders Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholders Meeting”) to be duly called, noticed and held as promptly as practicable for the purpose of voting on the adoption of this Agreement and the Merger. In connection with the Company Stockholders Meeting, the Company will use commercially reasonable efforts, subject to Section 6.4(b), to obtain the necessary vote for adoption by its stockholders of this Agreement and the Merger and shall otherwise comply with all legal requirements applicable to such meeting. Subject to Section 6.4(b), the Independent Committee and the Board of Directors of the Company shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger.

Section 6.3 Access to Information. From the date hereof until the Effective Time, the Company and each of its Subsidiaries will, during normal business hours and upon reasonable advance notice, (i) give Parent and Merger Sub, their respective Affiliates, officers, employees, counsel, accountants, financial advisors, financing sources and other agents and representatives reasonable access to the offices, properties, warehouses and other facilities and to all Contracts, internal reports, data processing files, books and records, Federal, state, local and foreign tax returns and records, commitments, books, records and affairs of the Company, whether located on the premises of the Company, its Subsidiaries or at another location; (ii) furnish promptly to Parent, Merger Sub or their respective Affiliates a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or regulations; (iii) permit Parent, Merger Sub or their respective Affiliates to make such inspections as they may reasonably require; (iv) cause its officers to furnish Parent, Merger Sub and their respective Affiliates such existing financial, operating and product data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent, Merger Sub or their respective Affiliates from time to time may reasonably request, including financial statements and schedules; (v) allow Parent, Merger Sub and their respective Affiliates the opportunity to interview such employees and other personnel of the Company and its Subsidiaries; and (vi) otherwise instruct and cause the Company’s and its Subsidiaries’ employees, accountants, counsel and financial advisors to fully cooperate with Parent and Merger Sub in their investigation of the business of the Company and its Subsidiaries; provided, however, that no investigation or information provided pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that any information or access provided pursuant to this Section 6.3 shall be subject to the terms and conditions of the Confidentiality Agreement (it being understood that Parent and Merger Sub shall be permitted to disclose as necessary and consistent with customary practices and the Confidentiality Agreement such information to their respective Affiliates, officers, employees, counsel, accountants, financial advisors, financing sources and other agents and representatives).

Section 6.4 Other Potential Acquirers.

(a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EST) on the twenty first (21st) Business Day after the date of this Agreement (the “Exclusivity Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, agents, advisors and other representatives (such Persons, together with the Subsidiaries of the Company, collectively, the “Company Representatives”) shall have the right (acting under the direction of the Independent Committee) to: (i) initiate, solicit and encourage Third Party Acquisition proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) a customary confidentiality agreement (which, except for any confidentiality agreement entered into prior to the date hereof, expressly permits the Company to fulfill its obligations set forth in the penultimate sentence in Section 6.4(b)); provided, that the Company shall promptly make available to Parent and Merger Sub, subject to the terms and conditions of the Confidentiality Agreement, any material non-public information concerning the Company or its Subsidiaries made available to any Person given such access that was not previously made available to Parent and Merger Sub; and (ii) maintain or continue discussions or negotiations with respect to Third Party Acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) From the Exclusivity Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall not, and shall not direct, authorize or permit any of the Company Representatives to, directly or indirectly, encourage, solicit, initiate, or engage in discussions or negotiations with or provide any non-public information to any Person or group of related Persons (other than Parent, Merger Sub or their respective Affiliates or any designees of Parent, Merger Sub or their respective Affiliates), or take any action designed to facilitate any inquiries or the making of any proposal with respect to, any Third Party Acquisition, except as may relate to any Person or group of related Persons from whom the Company has received, prior to the Exclusivity Period Start Date, a written expression of interest that the Independent Committee or the Board of Directors of the Company, as applicable, determines in its good faith judgment (after consultation with its outside legal counsel and financial advisors) is bona fide and that there is a reasonable prospect that such expression will result in a Superior Proposal from such Person or group (each such Person or group, an “Excluded Party”); provided, however, that nothing contained in this Section 6.4(b) shall prevent the Independent Committee or the Board of Directors of the Company, as applicable, from (i) taking and disclosing to the Company’s stockholders a position as required by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer, provided, that such disclosure states that no action will be taken by the Independent Committee or the Board of Directors of the Company or any other committee thereof, as applicable, in violation of this Section 6.4, or from making any other disclosure required by applicable Law; and (ii) if it receives a written unsolicited expression of interest from a Person relating to the submission by such Person of a Third Party Acquisition proposal, supplying to and receiving non-public information from such Person (subject to a customary confidentiality agreement that, except for any confidentiality agreement entered into prior to the date hereof, expressly permits the Company to fulfill its obligations set forth in the penultimate sentence of this Section 6.4(b)) and conducting such discussions and negotiations with such Person concerning such expression, in response to such expression as, and to the extent, the Independent Committee or the Board of Directors of the Company, as applicable, determines in its good faith judgment, after consultation with outside legal counsel, (A) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and (B) that there is a reasonable prospect that such expression will result in a Superior Proposal from such Person. Except as may relate to an Excluded Party, on the Exclusivity Period Start Date, the Company shall immediately terminate any pending discussion regarding any Third Party Acquisition (other than with Parent or Merger Sub or their respective Affiliates or any designees of Parent or Merger Sub or their respective Affiliates). From the Exclusivity Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall promptly notify, to the extent the Company is able to do so without breaching any confidentiality agreement entered into prior to the date hereof, Parent and Merger Sub of (i) any inquiries or proposals received by, any non-public information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company or any of its Subsidiaries or any of its or their respective directors, officers, employees, agents or representatives from a Person (other than Parent, Merger Sub and their respective representatives and Affiliates) with respect to a Third Party Acquisition, and (ii) the terms thereof, including the identity of such third party and the general terms of any financing arrangement or commitment in connection with such Third Party Acquisition, and the Company agrees to promptly update Parent and Merger Sub on an ongoing basis of the status thereof, including furnishing copies of any such written inquiries or offers. Notwithstanding anything to the contrary contained herein, the Company (A) shall not, and shall not permit any of the Company Representatives to, provide any non-public information to any Excluded Party unless pursuant to (but only pursuant to) a customary confidentiality agreement (which, except for any confidentiality agreement entered into prior to the date hereof, expressly permits the Company to fulfill its obligations set forth in the penultimate sentence in this Section 6.4(b)) and (B) will promptly make available to Parent and Merger Sub, subject to the terms and conditions of the Confidentiality Agreement, any material non-public information concerning the Company or its Subsidiaries made available to any Excluded Party that was not previously made available to Parent and Merger Sub.

(c) Except as set forth in this Section 6.4(c), neither the Independent Committee nor the Board of Directors of the Company shall withdraw or modify its approval or recommendation of this Agreement, the Merger or the transactions contemplated hereby or approve or recommend, or cause or allow the Company or any of its Subsidiaries to enter into any agreement with respect to, any Third Party Acquisition. If the Independent Committee or the Board of Directors of the Company, as applicable, determines in its good faith judgment after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Independent Committee or the Board of Directors of the Company, as applicable, may, in the event that it receives a Superior Proposal and in response thereto, (x) withdraw or modify, or publicly propose to withdraw or modify, its recommendation of the transactions contemplated hereby or (y) approve or recommend such Superior Proposal but, in each case, only after (i) providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Independent Committee or the Board of Directors of the Company, as applicable, has received a Superior Proposal and, to the extent the Company is able to do so without breaching any confidentiality agreement entered into prior to the date hereof, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and (ii) the Independent Committee or the Board of Directors of the Company, as applicable, determines in its good faith judgment (after consultation with its outside legal counsel and financial advisors) that any transaction proposed by Parent and Merger Sub is not at least as favorable to the Company’s stockholders as the Superior Proposal; provided, however, that (I) no action specified in clause (x) (other than publicly proposing to withdraw or modify a recommendation) or (y) above shall be taken until the third (3rd) Business Day after receipt of a Notice of Superior Proposal by Parent (or, solely in the case of a termination of this Agreement prior to July 20, 2006 as provided in Section 10.2(a), no such action shall be taken until two (2) full hours have elapsed after Parent’s receipt of a Notice of Superior Proposal), and (II) the Company shall not be entitled to enter into any agreement with respect to such Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 10.1. Nothing contained in this Agreement shall prevent the Independent Committee or the Board of Directors of the Company from (i) taking and disclosing to the Company’s stockholders a position as required by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer, provided, that such disclosure states that no action will be taken by the Independent Committee or the Board of Directors of the Company in violation of this Section 6.4, or from making any other disclosure required by applicable Law or the Company’s stock exchange or interdealer quotation system listing agreement, or (ii) disclosing the fact that the Independent Committee or the Board of

Directors, as applicable, has received a proposal for a Third Party Acquisition and the terms of such proposal, if the Independent Committee or the Board of Directors of the Company, as applicable, determines, after consultation with its outside legal counsel, that it is compelled to make such disclosure in order to comply with its fiduciary duties under applicable Law or with obligations under Federal securities Laws or the Company’s stock exchange or interdealer quotation system listing agreement.

(d) For the purposes of this Agreement:

(i) “Superior Proposal” means any bona fide written unsolicited proposal or solicited in accordance with this Section 6.4, to acquire, by merger or otherwise, directly or indirectly more than fifty percent (50%) of the Shares then outstanding or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and otherwise on terms and conditions that the Independent Committee or the Board of Directors of the Company, as applicable, determines in its good faith judgment (after receipt of advice from its financial advisor and consultation with outside legal counsel) would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger and any alternative transaction proposal made by Parent and Merger Sub pursuant to Section 6.4(c); provided, however, that such proposal or offer shall not be deemed to be a “Superior Proposal” unless the Independent Committee or the Board of Directors of the Company, as applicable, determines that such proposal is reasonably likely to be consummated in accordance with its terms and that any financing required to consummate the transaction contemplated by such proposal or offer is capable of being, and is reasonably likely to be, obtained.

(ii) “Third Party Acquisition” means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent or Merger Sub (a “Third Party”); (ii) the acquisition by a Third Party of twenty percent (20%) or more of the assets of the Company and its Subsidiaries taken as a whole; (iii) the acquisition by a Third Party of twenty percent (20%) or more of the outstanding Common Stock or the issuance by the Company of capital stock containing terms which are inconsistent with the consummation of the transactions contemplated by this Agreement; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its Subsidiaries of more than twenty percent (20%) of the outstanding Shares; or (vi) the acquisition by the Company or any of its Subsidiaries by merger, joint venture or otherwise of any Person, or any purchase of stock or assets or acquisition of any direct or indirect ownership interest or investment in any business such that, after such acquisition, the Company and its Subsidiaries’ interest or investment in such business’s annual revenues, net income or assets is greater than or equal to twenty percent (20%) of the annual revenues, net income or assets of the Company.

Section 6.5 Resignation of Directors. Prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of the Company’s Subsidiaries, in each case, effective as of the Effective Time.

Section 6.6 WARN Act. The Company shall not, at any time prior to the Effective Time, without the written consent of Parent and without complying fully with the notice and other requirements of the WARN Act, effectuate (1) a “plant closing” as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or its Subsidiaries; or (2) a “mass layoff” as defined in the WARN Act affecting any site of employment of the Company or its Subsidiaries; or (3) any similar action under applicable state or foreign Law requiring notice to employees in the event of a plant closing or layoff.

ARTICLE VII

COVENANTS OF PARENT AND MERGER SUB

Section 7.1 Voting of Shares. Each of Parent and Merger Sub agrees to vote all Shares beneficially owned by it, and to cause all Shares beneficially owned by any of their respective Affiliates that are (i) controlled by Parent or Merger Sub or (ii) members of the Company’s Board of Directors to be voted, in favor of adoption of this Agreement at the Company Stockholders Meeting.

Section 7.2 Director and Officer Liability. The Surviving Corporation shall honor all of the Company’s and its Subsidiaries obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors of the Company or its Subsidiaries in respect of acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the DGCL, the Company’s certificate of incorporation and bylaws in effect on the date hereof or any indemnification agreements in effect on the date hereof, and such obligations shall survive the Merger and shall continue in full force and effect from the Effective Time until the expiration of all applicable statutes of limitation with respect to any claims against such directors or officers arising out of such acts or omissions. Any determination required to be made with respect to whether the conduct of an individual seeking indemnification has complied with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to the Surviving Corporation and such individual. For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained the current policies of officers’ and directors’ liability insurance maintained by the Company or its Subsidiaries; provided, however, that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amount containing terms and conditions that are no less favorable. Parent shall guarantee, and be jointly and severally liable for, the obligations of the Surviving Corporation pursuant to this Section 7.2. For the avoidance of doubt, such Parent guarantee shall only be effective if the Closing occurs. This Section 7.2 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries and their respective heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. The agreements and covenants contained in this Section 7.2 shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.2 is not in substitution for any such claims under any such policies. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity or (ii) transfers or conveys substantially all of its properties and assets to any Person, then and in each case to the extent reasonably necessary, proper actions shall be taken so that the applicable successor or assign assumes the obligations set forth in this Section 7.2.

ARTICLE VIII

ADDITIONAL COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

Section 8.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will: (a) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the Merger under any Contract other than de minimis amounts or if Parent and Merger Sub have provided adequate assurance of repayment; and (b) refrain from taking, directly or indirectly, any action which would impair such party’s ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company shall use its reasonable best efforts to (i) take all action necessary or desirable so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

Section 8.2 Consents and Approvals. The parties shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this

Agreement, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will, and will cause its respective Subsidiaries, if any, to, use commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any such consent, approval, waiver, authorization or order of, or any exemption by, (i) any Governmental Authority or, (ii) where the absence of the same would have a Material Adverse Effect, any private third party; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the Merger under any Contract other than de minimis amounts or if Parent and Merger Sub have provided adequate assurance of repayment. Notwithstanding any provision herein to the contrary, the parties acknowledge and agree that intended pre-Closing activities and arrangements of the parties (i) with respect to the 2011 Notes are set forth in Section 8.6 (to the extent that Parent elects to implement such arrangements) and (ii) with respect to other Contracts are set forth on Section 8.2 of the Disclosure Letter.

Section 8.3 Certain Filings.

(a) Securities Laws. The Company, Parent and Merger Sub shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act, the Securities Act and any other federal securities Laws, and under any applicable state securities or Blue Sky Laws in connection with the Merger and the other transactions contemplated hereby, including the Company Proxy Statement and the Schedule 13E-3.

(b) Company Proxy Statement; Schedule 13E-3. In connection with the Merger and the Company Stockholders Meeting, the Company shall prepare and file with the SEC the Company Proxy Statement and the Schedule 13E-3 relating to the Merger and the other transactions contemplated by this Agreement and shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Company Proxy Statement to be mailed to the Company’s stockholders, all as promptly as practicable; provided, however, that prior to the filing of the Company Proxy Statement and the Schedule 13E-3, the Company shall consult with Parent with respect to such filings and shall afford Parent or its representatives reasonable opportunity to comment thereon. Parent shall provide the Company with any information for inclusion in the Company Proxy Statement and the Schedule 13E-3 which may be required under applicable Law and which is reasonably requested by the Company. The Company shall promptly notify Parent of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Company Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Company Proxy Statement, the Schedule 13E-3 or the Merger. If at any time prior to the Company Stockholders Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Company Proxy Statement or the Schedule 13E-3, the Company will promptly inform Parent. In such case, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare and mail such amendment or supplement; provided, however, that prior to such mailing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its representatives reasonable opportunity to comment thereon. The Company will notify Parent at least 48 hours prior to the mailing of the Company Proxy Statement, or 24 hours prior to the mailing of any amendment or supplement thereto, to the stockholders of the Company.

(c) Provided Information. The information supplied by each of the Company and Parent for inclusion in any filing with the SEC, including, but not limited to, the Company Proxy Statement and the Schedule 13E-3, shall not, in the case of the Schedule 13E-3 as of the date thereof, the date of any amendment thereto, and as of the Effective Time, and in the case of the Company Proxy Statement, as of the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, as of the time of the Company Stockholders Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 8.4 HSR Act. The Company and Parent shall use their respective reasonable best efforts to file as soon as practicable (but, in any event, no more than ten (10) Business Days after the date hereof) notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Authority in connection with antitrust matters.

Section 8.5 Financing.

(a) Parent and Merger Sub shall use commercially reasonable efforts to obtain the Financing on the terms and conditions set forth in the Financing Letters (taking into account any “flex” provisions contained therein) prior to the Terminal Date. The Company agrees to provide, and will use commercially reasonable efforts to cause its Subsidiaries, its officers, employees, representatives and advisors (including legal and accounting) to provide, at Parent’s expense, such cooperation reasonably requested by Parent and Merger Sub in connection with the Financing or any other financing, including using commercially reasonable efforts to cause (a) upon reasonable advance notice by Parent, appropriate officers and employees to be available on a customary basis for meetings, including management presentations and “road show” appearances, and the preparation of disclosure documents in connection with any such financing and (b) its independent accountants and counsel to provide assistance to Parent and Merger Sub for fees consistent with the Company’s existing arrangements with such accountants and counsel.

(b) In the event that any portion of the Financing contemplated by the Financing Letters becomes unavailable otherwise than due to the breach of representations and warranties or covenants of the Company or a failure of a condition to be satisfied by the Company, Parent and Merger Sub shall use commercially reasonable efforts to arrange alternative financing from the same or other sources on terms that are no more adverse to the ability of Parent and Merger Sub to consummate the transactions contemplated hereby;

provided, however, that neither Parent nor Merger Sub shall be required to obtain any alternative financing on economic terms that are less favorable to Merger Sub in any event than those set forth in the Financing Letters (taking into account any “flex” provisions contained therein).

Section 8.6 Debt Tender.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 10.1, the Company shall, upon receiving any written request by Parent to do so, promptly commence or cause to be commenced an offer to purchase, and a related consent solicitation (the “Consent Solicitation”) with respect to, all of the outstanding aggregate principal amount of PETCO Animal Supplies Stores, Inc.’s 10.75% Senior Subordinated Notes due 2011 (the “2011 Notes”) on price terms that are acceptable to Parent and such other customary terms and conditions as are reasonably acceptable to the Company and Parent (including the related consent solicitation, the “Debt Offer”); provided, however, in lieu of the Debt Offer, if Parent so elects, immediately prior to the Closing and using funds provided (or caused to be provided) by Parent, the Company shall effect, or cause to be effected, a covenant defeasance of the 2011 Notes pursuant to Section 8.03 of the Indenture, dated as of October 26, 2001, by and among PETCO Animal Supplies Stores, Inc., U.S. Bank N.A., as trustee, and the guarantors thereto (as amended, supplemented or otherwise modified, the “Indenture”) governing the 2011 Notes. The Consent Solicitation shall seek to obtain the waiver of and eliminate all of the restrictive covenants contained in the Indenture (as reasonably agreed to by the Company and Parent and in a manner consistent with the provisions set forth on Section 8.6 of the Disclosure Letter and as are reasonably required to consummate the transactions contemplated hereby, including the Financing). The Company shall waive any of the conditions to the Debt Offer as may be reasonably requested by Parent (other than the condition that the Debt Offer is conditioned on the Closing of the Merger and the transactions contemplated hereby), so long as such waivers would not cause the Debt Offer to violate the Exchange Act, the Trust Indenture Act of 1939, as amended, or any other applicable Law, and shall not, without the consent of Parent, waive any condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer other than as agreed between Parent and the Company.

(b) The Company covenants and agrees that, immediately following the consent expiration date, assuming the requisite consents are received, it shall cause PETCO Animal Supplies Stores, Inc. to execute a supplemental indenture to the indenture governing the 2011 Notes, which supplemental indenture shall implement the amendments set forth in the Offer Documents and shall become operative immediately prior to the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offer). Concurrent with the Closing, Parent shall cause the Company to accept for payment and, using funds provided (or caused to be provided) by Parent, thereafter promptly pay for properly tendered and not withdrawn 2011 Notes. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the Closing of all properly tendered and not withdrawn 2011 Notes.

(c) Promptly upon receiving any written request by Parent to do so, the Company shall prepare or cause to be prepared all necessary and appropriate documentation in connection with the Debt Offer, including the offer to purchase, related letter of transmittal and other related documents (collectively, the “Offer Documents”). Parent and the Company shall cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of the 2011 Notes in connection with the Debt Offer shall be subject to the prior review and comment by the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offer any information in the Offer Documents should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated to the holders of the 2011 Notes. Notwithstanding anything to the contrary in this Section 8.6, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, the Trust Indenture Act of 1939, as amended, and any other applicable Law to the extent such Laws are applicable in connection with the Debt Offer. Notwithstanding anything herein to the contrary, as a condition precedent to its obligations to consummate the Debt Offer, the Company shall have obtained any and all requisite consents, as determined in its reasonable discretion, necessary to consummate the Debt Offer under all agreements governing the outstanding indebtedness evidenced under and pursuant to that certain Credit Agreement, dated as of January 13, 2005, by and among the Company, PETCO Animal Supplies Stores, Inc., the financial institutions party thereto as lenders, Wells Fargo Bank, National Association, as sole lead arranger, book runner and administrative agent for the lenders, Bank of America N.A., as syndication agent, and U.S. Bank National Association and Union Bank of California, N.A., as co-documentation agents.

(d) In the event that this Agreement is terminated pursuant to Section 10.1 other than as a result of a breach of this Agreement by the Company, then the Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs, fees and expenses incurred by the Company or its Subsidiaries in connection with the Debt Offer and shall indemnify the Company for any liabilities incurred by the Company pursuant to the Debt Offer, except to the extent that the Company’s actions are inconsistent with the written instructions of Parent or the terms of this Section 8.6.

Section 8.7 Public Announcements. The parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby, and, except for any press release or public statement as may be required by applicable Law or any stock exchange or interdealer quotation system listing agreement, will not issue any such press release or make any such public statement without the consent of the other parties.

Section 8.8 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

Section 8.9 Notices of Certain Events. Each of the parties hereto shall promptly notify the other party of:

(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect;

(ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(iii) the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iv) the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(v) any actions, suits, claims, investigations or proceedings commenced or, to the best of such party’s knowledge threatened against, or affecting such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

Section 8.10 Confidentiality Agreement. The parties acknowledge the Confidentiality Agreement, which agreement shall be deemed incorporated herein as if it were set forth in its entirety, shall continue in full force and effect in accordance with its terms and be unaffected by any termination of this Agreement.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a) This Agreement shall have been approved and adopted in accordance with the DGCL by the affirmative vote of the holders of a majority of the outstanding Shares;

(b) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(c) No provision of any applicable Law and no judgment, order, decree or injunction shall make illegal, delay materially or otherwise prohibit or restrain the consummation of the Merger; provided, however, that the Company, Parent and Merger Sub shall each use its reasonable best efforts to have any such judgment, order, decree or injunction vacated.

Section 9.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

(a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; the representations and warranties of the Company contained in this Agreement (i) set forth in Sections 4.2 and 4.5 shall be true and correct in all respects (except, in the case of Section 4.5, for inaccuracies that are de minimis in the aggregate) on the date hereof and as of the Effective Time as if made at and as of such time and (ii) other than those described in clause (i) above, shall be true and correct in all respects on the date hereof and as of the date of the Effective Time as if made at and as of such time (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth herein), except in the case of this clause (ii) where the failure to be so true and correct does not constitute a Material Adverse Effect, provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only; and Parent and Merger Sub shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) The aggregate number of Shares at the Effective Time, the holders of which have demanded purchase of their Shares in accordance with the provisions of Section 262 of the DGCL, shall not equal 10% or more of the Shares outstanding as of the record date for the Company Stockholders Meeting.

(c) Since the date of this Agreement, there shall not have occurred and be continuing any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes a Material Adverse Effect.

Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following further condition:

(a) Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by them at or prior to the Effective Time;

the representations and warranties of Parent and Merger Sub contained in this Agreement which are qualified as to materiality shall be true and all representations and warranties not so qualified shall be true in all material respects on the date hereof and as of the Effective Time as if made at and as of such time, provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only; and the Company shall have received a certificate signed by the President or any Vice President of Parent and Merger Sub to the foregoing effect.

(b) The Company shall have received a solvency opinion rendered by a firm of nationally recognized reputation in such area. Such opinion shall be in form and substance similar to the opinion to such effect provided by a firm of nationally recognized reputation in such area to the lenders referred to in the Financing Letters, and otherwise as reasonably acceptable to the Company.

(c) Consistent with Section 2.3(a), Parent shall have caused to be deposited with the Disbursing Agent cash in an aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares plus cash to pay for Company Restricted Stock Units and Company Options pursuant to Section 2.6.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand;

(b) by either the Company or Parent, if the Merger has not been consummated on or prior to November 30, 2006 (the “Terminal Date”); provided, however, that neither party shall have the right to terminate this Agreement if (i) such party seeking to terminate this Agreement pursuant to this Section 10.1(b) is then in breach of any of its representations, warranties or obligations under this Agreement which are qualified as to materiality, or is then in breach in any material respect of any of its representations, warranties or obligations under this Agreement which are not so qualified, and (ii) such breach caused or resulted in the failure of the Merger to occur on or before the Terminal Date;

(c) by either the Company or Parent, if Parent and Merger Sub (in the case of termination by the Company) or the Company (in the case of termination by Parent) shall have breached any of its covenants or obligations under this Agreement which are qualified as to materiality, or breached in any material respect any of its covenants or obligations under this Agreement which are not so qualified, or any representation or warranty under this Agreement of Parent and Merger Sub (in the case of termination by the Company) or of the Company (in the case of termination by Parent) shall have been incorrect as to those which are qualified as to materiality or incorrect in any material respect as to those which are not so qualified, when made or at the Effective Time, such that (i) in the case of a breach by the Company, the conditions set forth in Section 9.2(a) would not be satisfied and such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (A) twenty (20) Business Days following notice of such breach to the Company and (B) the Terminal Date; or (ii) in the case of a breach by Parent and Merger Sub, the conditions set forth in Section 9.3(a) would not be satisfied and such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (I) twenty (20) Business Days following notice of such breach to Parent and Merger Sub and (II) the Terminal Date; provided, that the party terminating pursuant to this Section 10.1(c) shall not be, at the time of such termination, in material breach of any of its covenants or obligations hereunder;

(d) by either the Company or Parent, if any court of competent jurisdiction in the United States or other United States federal or state Governmental Authority shall have issued a final order, decree or ruling, or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such order, decree, ruling or other action;

(e) by Parent (i) if prior to the consummation of the Merger, the Independent Committee or the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent and Merger Sub its approval or recommendation of this Agreement or the Merger or shall have recommended or approved a Third Party Acquisition; (ii) if there shall have occurred a Third Party Acquisition; (iii) if the Company shall have effected, or entered into an agreement to effect, a Third Party Acquisition; or (iv) if the Company or any of the Company Representatives shall have breached in any material respect any of the provisions of Section 6.4, or if the Company shall have breached in any material respect any of its obligations under Sections 6.2 or 6.3;

(f) by the Company if the Company simultaneously enters into a definitive agreement for a Superior Proposal in accordance with, and has otherwise complied with all the terms of, Section 6.4, including the notice provisions therein, and the Company makes payment of the Termination Fee and, as provided in Section 10.2(a), the reimbursement of Expenses;

(g) by either the Company or Parent if, upon a vote taken thereon at the Company Stockholders Meeting or any postponement or adjournment thereof, the requisite stockholder vote in favor of the adoption of this Agreement shall not have been obtained; or

(h) by the Company if Parent does not (i) satisfy the condition set forth in Section 9.3(c) within five (5) Business Days after notice by the Company to Parent that the conditions set forth in Sections 9.1 and 9.2 are satisfied (or, upon an immediate Closing, would be satisfied as of such Closing) and (ii) proceed immediately thereafter to give effect to a Closing; provided, however, that the Company shall have no right to terminate this Agreement pursuant to this Section 10.1(h) based upon a notice which is delivered prior to October 2, 2006.

The party desiring to terminate this Agreement pursuant to Sections 10.1(b) through (h) shall give written notice of such termination to the other party in accordance with Section 11.1.

Section 10.2 Termination Fee.

(a) Notwithstanding any other provision of this Agreement, if this Agreement is terminated pursuant to either of Sections 10.1(e)(iii) or 10.l(f), then the Company shall (i) immediately pay to Parent a break-up fee of $50,000,000 (the “Termination Fee”) and (ii) reimburse the Expenses of Parent and Merger Sub (which reimbursement shall in no event exceed $3,000,000 in the aggregate and shall be payable to Parent within two (2) Business Days following the date of such termination); provided, however, if this Agreement is terminated pursuant to and in accordance with Section 10.1(f) prior to 12:01 a.m. (EST) on July 20, 2006, then, in that instance only, the Termination Fee immediately payable to Parent shall be $30,000,000, plus $3,000,000 as a reimbursement of Expenses of Parent and Merger Sub (provided that no supporting documentation shall be required by the Company with respect to such Expense reimbursement). In addition, if this Agreement is terminated pursuant to Section 10.1(e)(iv) or 10.1(g), then in the event that, after the date hereof and prior to the vote taken on this Agreement and the Merger at the Company Stockholders Meeting or any postponement or adjournment thereof, any Third Party shall have made public and not withdrawn a proposal with respect to a Third Party Acquisition and within twelve (12) months following the termination of this Agreement such Third Party Acquisition occurs, or within six (6) months following the termination of this Agreement the Company enters into an agreement to effect such Third Party Acquisition, then the Company shall immediately pay to Parent the Termination Fee.

(b) If this Agreement is terminated by Parent pursuant to Section 10.1(c), then the Company shall pay, or reimburse Parent and Merger Sub, within two (2) Business Days of submission of one or more statements therefor, accompanied by reasonable supporting documentation, for the amount of all out-of-pocket costs, fees and expenses reasonably incurred by any of them or on their behalf arising out of, in connection with, or related to this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including HSR Act and other filing fees, fees and expenses of printers, accountants, financial advisors, attorneys, consultants and appraisers, or any Person providing or proposing to provide any portion of the Financing, as well as commitment and other fees, charges and expenses of any such Person) (the “Expenses”); provided, that the Company’s aggregate payments and reimbursements pursuant to this Section 10.2(b) shall in no event exceed $3,000,000.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 10.1(c) or 10.1(h), then Merger Sub shall pay $50,000,000 (the “Merger Sub Termination Fee”) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of same day funds. Under no circumstances shall the Merger Sub Termination Fee be payable more than once pursuant to this Section 10.2(c) and provided further that the provisions of this Section 10.2(c) shall be subject to Section 10.2(d).

(d) Notwithstanding anything to the contrary contained in this Agreement, Parent’s right to terminate this Agreement and receive, as applicable, the payment of the Termination Fee pursuant to 10.2(a) and the amounts payable pursuant to Section 10.2(b) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders, partners, members, directors, officers or agents. Upon the payment, as applicable, of the Termination Fee pursuant to 10.2(a) and the amounts payable pursuant to Section 10.2(b), none of the Company and its Subsidiaries or any of their respective Affiliates, stockholders, partners, members, directors, officers or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company’s right to terminate this Agreement and receive payment, as applicable, of the Merger Sub Termination Fee pursuant to Section 10.2(c) or the guarantee thereof set forth in the guarantees executed by GEI and TPG and any amounts payable pursuant to Sections 8.5(a) (solely with respect to the Company’s reasonable out-of-pocket expenses) and 8.6(d) shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub and any of their respective Affiliates, stockholders, partners, members, directors, officers or agents. Upon the payment, as applicable, of the Merger Sub Termination Fee in accordance with Section 10.2(c) or the guarantee thereof set forth in the guarantees executed by GEI and TPG and any amounts payable pursuant to Sections 8.5(a) (solely with respect to the Company’s reasonable out-of-pocket expenses) and 8.6(d), none of Parent, Merger Sub or any of their respective Affiliates, stockholders, partners, members, directors, officers or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

Section 10.3 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 8.5(a) (solely with respect to the Company’s reasonable out-of-pocket expenses), 8.6(d), 8.10, 10.2, this Section 10.3 and Article XI, which shall survive the termination hereof; provided, however, that, except as set forth in Section 10.2(d), nothing contained herein shall relieve any party from liability from any willful and material breach hereof.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

if to Parent or Merger Sub:

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, California 90025

Attention: John Baumer

Telephone: (310) 954-0444

Facsimile: (310) 954-0404

and

c/o Texas Pacific Group

345 California Street, 33rd Floor

San Francisco, California 94104

Attention: Carrie Wheeler

Telephone: (415) 743-1500

Facsimile: (415) 743-1501

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071-3144

Attention: Nicholas P. Saggese, Esq.

Telephone: (213) 687-5000

Facsimile: (213) 687-5600

if to the Company:

PETCO Animal Supplies, Inc.

9125 Rehco Road

San Diego, California 92121

Attention: General Counsel

Telephone: (858) 202-7829

Facsimile: (858) 526-2828

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

501 West Broadway, Suite 1100

San Diego, California 92101

Attention: David R. Snyder, Esq.

Telephone: (619) 234-5000

Facsimile: (619) 236-1995

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (ii) if given by any other means when delivered at the address specified in this Section 11.1.

Section 11.2 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall survive until (but not beyond) the Effective Time. This Section 11.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 11.3 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by each party, in the case of an amendment by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the adoption of this Agreement by the stockholders of the Company, there shall be no amendment that by applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders.

(b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.4 Expenses. Except as provided in Sections 8.5(a) (solely with respect to the Company’s reasonable out-of-pocket expenses), 8.6(d) and 10.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.5 Successors and Assigns; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Parent or Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any funds affiliated with either GEI or TPG, or to any, direct or indirect, wholly owned subsidiary of either of them or both of them.

Section 11.6 Governing Law. This Agreement shall be construed in accordance with and governed by the Law of the State of Delaware, without regard to conflicts of law principles thereof.

Section 11.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (and by facsimile signature), each of which shall be an original, with the same effect as if the original signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed (including by facsimile signature) by all of the other parties hereto.

Section 11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.9 Specific Performance; Jurisdiction. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions pursuant thereto as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties. Subject to Section 10.2(d), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Delaware state court or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 11.1. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 11.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Article II and Section 7.2, is not intended to confer upon any Person other than the parties any rights or remedies.

Section 11.11 “Knowledge”. As used in Article IV hereof, all references to the knowledge of the Company shall refer to the actual knowledge of James M. Myers or Rodney Carter, in each case after inquiry of the General Counsel of the Company as to matters he deemed appropriate.

Section 11.12 Construction. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PETCO ANIMAL SUPPLIES, INC.

By:	/s/ David Appel
Name: David Appel
Title: Chairman, Independent Committee of the Board of Directors

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ROVER HOLDINGS CORP.

By:	/s/ John Baumer
Name: John Baumer
Title: Vice President

ROVER ACQUISITION CORP.

By:	/s/ John Baumer
Name: John Baumer
Title: Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]